Exhibit 99.1


                   HALIFAX ANNOUNCES SECOND QUARTER
                           FINANCIAL RESULTS

            Revenues Increase 19% Due to New Contract Wins


ALEXANDRIA, VA - November 4, 2004 -Halifax Corporation (AMEX:HX) today announced its financial results for the quarter ended September 30, 2004.

Revenues for the second quarter of fiscal 2005 were $14.8 million versus $12.5 million for the same period in 2003, an increase of 19%. The revenue growth was due primarily to the start of several new contracts in both high-availability maintenance services and secure network services. Operating income was $214,000, for the second quarter of fiscal 2005 versus $303,000 for last year's comparable quarter. Cost of services for the quarter were significantly higher than normal due to initial start-up costs associated with the commencement of a long-term nationwide contract and should return to normal rates in the third quarter. The Company noted that operating income was also reduced by a non-recurring charge of $179,000 relating to the abandonment of certain facilities.

Net income for the quarter ended September 30, 2004, was $44,000, or $0.02 per basic and $0.01 per diluted share, versus $152,000, or $0.06 per basic and diluted share, for the comparable quarter of last year.

Charles McNew, president and chief executive officer, noted, "We're pleased with our continuing top-line growth. During the second quarter, we made a sizable investment to launch a large nationwide contract with a new customer."

"Now, with the recently completed acquisition of AlphaNational and with most of our new contract start-up costs behind us, we believe we will generate additional revenue growth and improved earnings for the balance of the fiscal year."

For the six months ended September 30, 2004, revenues were $28.3 million compared to $23.1 million for the same period last year, an increase of 22%. Operating income for the six months ended September 30, 2004, was $500,000 versus $502,000 for the same period in 2003.
Net income was $135,000, or $0.05 per basic and diluted share, for the first six months of this year compared to $203,000, or $0.09 per basic and $0.08 per diluted share, for the comparable period in 2003.

McNew added, "Our high-availability maintenance services and our secure network services businesses are both growing at healthy rates. We are successfully integrating AlphaNational into our organization, and we remain bullish about our combined opportunities. In fact, our backlog at September 30, 2004, was $78.5 million, up 64% compared to March 31, 2004."

He concluded, "We are well positioned to continue to grow while improving profitability and building shareholder value."

The Company will host a conference call for investors at 11 a.m. EST on Thursday, November 4, 2004, to review the financial and operational results for the quarter. The conference call phone number is 800-670-3536 for U.S. callers and 212-748-2803 for international callers. The conference call replay will be available from 1 p.m. EST on Thursday, November 4, 2004, to 1 p.m. EST on Friday, November 5, 2004. The replay number is 800-633-8284 for U.S. callers and 402-977-9140 for international callers. The reservation number is 21212860.


Founded in 1967, Halifax Corporation is an enterprise maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company's principal products are high availability hardware maintenance services, technology deployment and integration services, and secure network program services. More information regarding Halifax can be found at www.hxcorp.com. The information on the website listed above is not and should not be considered part of this document and is not incorporated by reference in this document. This website is and only is intended to be an inactive textual reference.

Certain statements made by the Company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to trends, management's beliefs, views, expectations and opinions, which are based upon a number of assumptions concerning future conditions that ultimately may prove to be inaccurate. Such forward-looking statements are subject to risks and uncertainties and may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements. For further information that could affect the Company's financial statements, please refer to the Company's reports filed with the Securities and Exchange Commission.




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                          Halifax Corporation
                        Summary Financial Data

    (in 000's except per share     Three Months Ended   Six Months Ended
             amounts)                 September 30,       September 30,

Statements of Operations             2004       2003     2004      2003

Revenues                             $14,809   $12,461   $28,250  $ 23,137

Cost of services                      13,138    10,965    24,914    20,320
Selling, Marketing, General &
Administrative                         1,278     1,193     2,657     2,315
Abandonment of facility                  179         -       179         -


Operating income                         214       303       500       502

Interest expense                       (158)     (136)     (297)     (279)

Income before income taxes                56       167       203       223

Income tax expense                      (12)      (15)      (68)      (20)

Net income                           $    44   $   152    $  135    $  203


Earnings per common share - basic:   $   .02   $   .06    $  .05    $  .09

Earnings per common share -          $   .01   $   .06    $  .05    $  .08
diluted:

Weighted average number of
common shares outstanding:

Basic                                  2,927     2,557     2,920     2,365
Diluted                                2,970     2,627     2,971     2,400


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Balance Sheets                      September 30, 2004   March 31, 2004
Current assets
Cash                                $                18  $            430
Trade accounts receivable, net                   11,990             9,364
Inventory, net                                    5,935             5,845
Prepaid expense and other current
assets                                              768               599
Deferred tax asset                                1,148             1,204

Total current assets                             19,859            17,442

Property and equipment, net                       1,806             1,598
Goodwill and intangibles, net                     7,360             4,606
Other assets                                        146               149
Deferred tax asset                                2,685             2,696

Total assets                       $             31,856  $          26491

Liabilities and Stockholders'
Equity

Current liabilities
Accounts payable and accrued
expenses                           $              8,108   $         6,723
Deferred maintenance revenue                      3,990             2,543
Current portion of long-term dept                 1,495               523

Total current liabilities                        13,593             9,789

Long-Term bank debt                               7,430             7,246
Subordinated debt-affiliate                       2,400             2,400
Deferred income                                     308               337

Total liabilities                                23,731            19,772

Stockholders' equity                              8,125             6,719

Total liabilities and
stockholders' equity               $             31,856  $         26,491



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